UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Neurocrine Biosciences, Inc.
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NEUROCRINE BIOSCIENCES, INC.
12780 El Camino Real
San Diego, CA 92130

Supplement to Proxy Statement for the Annual Meeting of Stockholders
To Be Held on May 17, 2023
This proxy statement supplement, dated May 2, 2023 (the “Supplement”), supplements the definitive proxy statement on Schedule 14A of Neurocrine Biosciences, Inc. (the “Company”), dated April 5, 2023 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 17, 2023 (the “Annual Meeting”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.
This Supplement Should Be Read in Conjunction with the Proxy Statement.
Except as Specifically Supplemented by the Information Contained Herein,
This Supplement does not Modify any Other Information Set Forth in the Proxy Statement.
All stockholders are invited to attend the Annual Meeting of Stockholders in person. However, we urge our stockholders not to attend the Annual Meeting in person and to instead submit proxy votes. Our Annual Meeting will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy.
Updated Biography of Class III Director Gary A. Lyons Nominated for Reelection at the 2023 Annual Meeting of Stockholders
The following biography has been corrected and updated to reflect new information made available to the Company:

Gary A. Lyons has served on the Board of Directors since joining Neurocrine Biosciences in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons is currently the Chairman of the Board of Directors of Travere Therapeutics, an ultra-orphan disease commercial-stage company. Mr. Lyons is currently a member of the Board of Directors of Fresh Tracks Therapeutics, Inc. (formerly Brickell Biotech, Inc.), a biotechnology company focused on debilitating skin diseases (“Fresh Tracks Therapeutics”), Eledon Pharmaceuticals, Inc. (formerly Novus Therapeutics), a biotechnology company focused on immunology therapeutics (“Eledon Pharmaceuticals”) and Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases (“Rigel Pharmaceuticals”). Mr. Lyons was previously a director of Facet Biotech Corporation. Mr. Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

On April 21, 2023, Mr. Lyons tendered his resignation from the Board of Directors of Fresh Tracks effective as of the date of Fresh Tracks’ 2023 annual meeting. Additionally, on April 26, 2023, Mr. Lyons informed Eledon Pharmaceuticals that he is retiring from Eledon Pharmaceuticals’ Board of Directors immediately prior to the company’s 2023 annual meeting and would not be standing for election. In March 2023, Mr. Lyons stepped down as Chairman of the Board of Directors of Rigel Pharmaceuticals, although he continues to serve as a director. The Company’s Nominating/Corporate Governance Committee, together with the Board, believes that Mr. Lyons’ outside board commitments do not limit his ability to devote sufficient time and attention to his duties and to fulfill his responsibilities on the Company’s Board of Directors.
The continued service of Mr. Lyons on the Company’s Board of Directors is based on Mr. Lyons’ extensive business development and corporate governance experience and, as the Company’s former Chief Executive Officer, his in-depth understanding of the Company’s strategic plans, business operations, management and culture. With this history with the Company and management, Mr. Lyons brings a unique perspective and point of view to the Company’s Board of Directors.
Voting Matters
Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.